9

Exhibit 10.1
GENERAL RELEASE AGREEMENT
THIS GENERAL RELEASE AGREEMENT (this “Agreement”) is made as of July 1, 2014 by OMNICARE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and JOHN L. WORKMAN (“Executive”), collectively referred to as the “Parties.”
RECITALS:
WHEREAS, Executive is the Chief Executive Officer for the Company;
WHEREAS, Executive and the Company are parties to a certain Amended and Restated Employment Agreement dated July 1, 2013 (the “Employment Agreement”);
WHEREAS, Executive will retire from all positions with the Company and its Board Of Directors on June 30, 2014 and, solely for purposes of determining payments, vesting and benefits payable to Executive under the Employment Agreement (the “Retirement Payments”), Executive will be treated as having remained employed until the end of the Employment Agreement term;
WHEREAS, pursuant to the Employment Agreement, as a condition to the right to receive the Retirement Payments, Executive must, among other things, sign, return and not revoke this General Release Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.    Consequences of Revocation of Release. If Executive’s signature to this Agreement is revoked prior to the expiration of the seven (7) day revocation period set forth in Section 6(b), then any Retirement Payments provided pursuant to the Employment Agreement shall be forfeited, and upon such revocation, any of the Company’s obligations under the Employment Agreement shall be null and void ab initio.
2.    No Consideration Absent Execution of this Agreement and No Additional Payment Owed. Executive understands and agrees that Executive would not receive the Retirement Payments specified in the Employment Agreement except for Executive’s execution of and non-revocation of Executive’s signature to this Agreement and the fulfillment of the promises contained herein. Except as provided in the Employment Agreement, Executive shall not be due any payments or benefits from the Company in connection with Executive’s employment or the termination of his employment. Executive further acknowledges and agrees that the payments reflected in the Employment Agreement include payment for other severance or salary continuation obligations due from the Company, if any, and that Executive is owed no additional payment under any plan, agreement or policy outside of the payments provided for in the Employment Agreement.
3.    Cooperation.
(a)    In consideration for the payments and benefits to Executive hereunder, Executive hereby agrees that Executive shall reasonably cooperate with the Company and its affiliates and provide information and assistance to the Company and its affiliates that relate to his prior positions with and work conducted on behalf of the Company and its affiliates. Such assistance shall include, but not be limited to providing the President and Chief Executive Officer and/or his designee all of Executive’s operational, institutional, and  business knowledge and all of the customer and contractual information known by Executive that relate to the performance of Executive’s duties for the Company. In connection with Executive's cooperation duties and responsibilities under this Section 3, Executive shall provide, within fifteen (15) days following the execution of this document by both Parties, an exit interview with an individual or individuals as arranged by the Company. Executive hereby represents and warrants that during such exit interview Executive shall provide a thorough and comprehensive description of all facts known to him personally, to the full extent of Executive’s knowledge or belief, that the Company or any of the Releasees (as defined herein) has violated or is currently in violation of any federal or state law, regulation, standard, requirement, or Corporate Compliance Program (specifically including but not limited to the Federal False Claims Act, 31 U.S.C. § 3729 et seq., or any state law equivalent, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b et seq.).

(b)    Executive further agrees to assist the Company and its affiliates with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company and its affiliates, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company. Executive also hereby consents to testify on behalf of the Company should the Company designate him to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure or any similar state or agency rule. All such requests to provide services, including any subpoenas, shall be scheduled with good faith consideration for Executive’s personal, employment, and other obligations. The Company shall reimburse Executive for all reasonable travel, lodging and other similar expenses incurred in connection with fulfilling his obligations under this Section 3(b).
(c)    Executive hereby agrees that he shall notify the Company promptly (and in any event within two (2) business days) if he is specifically contacted in connection with any governmental investigation that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company’s General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two business days of receipt.
(d)    Executive hereby agrees that he shall notify the Company promptly (and in any event within two (2) business days) if he is specifically contacted in connection with any litigation or proceeding that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company’s General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within two (2) business days of receipt.
(e)    Executive acknowledges and agrees that he is not aware of any potential violations of any laws involving the Company or any of its affiliates and/or any potential violations of the Company’s Code of Conduct, in each case that he has not already reported to the Company.
4.    Covenants of Executive. Executive acknowledges and agrees that he continues to be bound by the terms and covenants set forth in Section 4 of the Employment Agreement, which section will continue to remain in full force and effect for the periods set forth therein and are incorporated herein by reference. In accordance with Section 3.8 of the Employment Agreement (which section continues to remain in full force and effect and is incorporated herein by reference), the Retirement Payments are subject to Executive’s continued compliance with the provisions of Section 4 of the Employment Agreement, other than inadvertent, immaterial violations of such provisions that are cured promptly upon written notice of such violation delivered to Executive by the Company.
5.    Mutual Non-Disparagement Covenant. Executive shall not make any statements, whether written or oral, disparaging or denigrating the Company, including its current, former and future officers or directors. The Company shall instruct its executive officers and directors not to make any statements, whether written or oral, disparaging or denigrating Executive. This Section 5 does not, in any way, restrict or impede the Executive or the Company and its executive officers from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order or otherwise violate Section 4 of this Agreement. The Executive shall promptly provide written notice of any such order to the General Counsel of the Company. For the avoidance of doubt internal communications regarding Executive’s performance that are necessary to carry out the responsibilities of the Board of Directors and its committees shall not be a violation of this provision.
6.    General Release of All Claims.
(a)    Release. In exchange for the consideration provided in the Employment Agreement and the benefits provided therein, Executive knowingly and voluntarily releases and forever discharges the Company and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The False Claims Act (including the qui tam provisions thereof);

•	The Sarbanes-Oxley Act of 2002;

•	The Older Workers Benefit Protection Act;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
This Release shall not, however, apply to the Retirement Payments or to any rights to indemnification from the Company Executive may have or any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, "Excluded Claims").

Executive further agrees, warrants, promises and covenants that, to the maximum extent permitted by law, neither Executive, nor any person, organization, or other entity acting on Executive’s behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees other than Excluded Claims. Executive has not assigned or transferred, and will not assign or transfer, any claim that Executive is waiving and releasing herein, nor has Executive purported to do so. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.
(b)     Knowing and Voluntary Waiver. Executive has been given but has voluntarily declined forty-five (45) days to review this Agreement. Executive has been advised to consult with an attorney prior to signing this Agreement. Executive may revoke his signature to this Agreement for a period of seven (7) calendar days following the date on which Executive signs this Agreement. Any revocation within this period must be submitted, in writing, to J. Phenise Poole, Associate General Counsel, and state, “I hereby revoke my acceptance of our General Release Agreement.” The revocation must be personally delivered to J. Phenise Poole or her designee, or mailed to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, and postmarked within seven (7) calendar days after Executive signs this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period. By signing this Agreement, Executive freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims Executive has or might have against Releasees.
7.    Miscellaneous.
(a)    Requests for Employment Verification. Executive agrees that he shall direct any third party seeking verification of his employment with the Company to Kirsten Marriner, Chief Human Resources Officer. The Chief Human Resources Officer shall address all such requests as appropriate.
(b)    Section 409A Compliance.
(i)    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code (“Code Section 409A”), and this Agreement shall be construed and applied in a manner consistent with this intent.
(ii)    With respect to any payment or benefit under this Agreement, if any, that is deferred compensation subject to Code Section 409A (after taking into account all exclusions applicable to such payment under Code Section 409A), Executive shall not be deemed to have terminated employment until he is deemed to have a Separation from Service (as defined below), and Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(iii)    Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred, and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(iv)    Notwithstanding any provision to the contrary in this Agreement, in the event that a payment under the Agreement is considered to be nonqualified deferred compensation under Code Section 409A, and such amount is payable by reason of Executive’s termination of employment with the Company, the payment will not be made to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service (as such term is defined above) or (ii) the date of Executive’s death, if Executive is deemed at the time of such Separation from Service to be a Specified Employee as defined in Code Section 409A. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or if earlier upon Executive’s death). In addition, in the event a payment under the Agreement is considered to be nonqualified deferred compensation under Code Section 409A and if such payment could be made or commence in more than one taxable year depending upon when Executive signs the required separation agreement and general release, the payment must be made or commence in the second taxable year.
(c)     Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholdings, offsets, social security and other federal, state and local taxes and deductions.
(d)     Confidentiality. Executive shall keep the terms of this Agreement absolutely confidential and will not disclose such terms to any other person or entity other than Executive’s legal or tax advisor(s) except as authorized by the Company in writing or to the extent necessary for Executive to comply with applicable laws and regulations.
(e)     Waiver. Failure of the Parties at any time to enforce any provision of this Agreement or to require performance by the other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the party of that default or any other or subsequent default or breach.
(f)    Return of Company Property. Executive shall return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, identification badges and any other property of the Company or its affiliates in his possession.
(g)    Consent to Jurisdiction and Waiver of Jury Trial. The Parties hereby (i) agree that any suit, proceeding or action at law or in equity (an “Action”) arising out of or relating to this Agreement must be instituted in a state or federal court located within Hamilton County, Ohio; (ii) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action; (iii) irrevocably submit to the jurisdiction of any such Action; (iv) waive any claim or defense of inconvenient forum; and (v) knowingly, voluntarily, and intentionally waive their right to a jury trial with respect to any claims arising in connection with this Agreement. The Parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the addresses referred to in Section 7(h) hereof, or to such other address as the Parties shall designate in writing by notice duly given in accordance with Section 7(h) hereof, and that such service shall be deemed effective service of process upon the Parties in any such Action. The Parties irrevocably agree that such service of process shall have the same force and validity as if service were made to him or it according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.
(h)    Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:
If to the Company:
J. Phenise Poole
Associate General Counsel
Omnicare, Inc.
900 Omnicare Center
201 E. Fourth Street
Cincinnati, OH 45202
If to Executive to his last known address shown on the payroll records of the Company.
Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
(i)    Assignment. No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Executive or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.
(j)    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without regard to the conflicts of law principles thereof.
(k)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
(l)    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
(m)    Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto and, except as expressly set forth herein, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof. All negotiations by the Parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the Parties hereto other than those incorporated herein, and the Executive has not relied on any other representations, warranties, covenants, understandings or agreements in signing this Agreement. No subsequent modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.
(n)    Consequences of Breach by Executive. In the event of a breach (or threatened breach) by you, you agree that the Releasees (i) would have no adequate remedy at law and would be irreparably harmed and (ii) shall therefore be entitled to injunctive relief (without proving actual damages or posting a bond or other security), both preliminary and permanent, enjoining such breach (or threatened breach). Such remedies shall be in addition to all other remedies available at law or in equity.
(o)    Clawback. In addition to any compensation recovery (clawback) which may be required by law and regulation, Executive acknowledges and agrees that any compensation paid or awarded to Executive in connection with his employment with the Company shall be subject to any clawback requirements as may be required from time to time by law or regulation or as set forth in the Company’s corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.
(p)    Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
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INTENDING TO BE LEGALLY BOUND, the Parties or their duly authorized representatives have signed this General Release Agreement as of the date first above written.

OMNICARE, INC.
/s/ Alexander M. Kayne
Name: Alexander M. Kayne
Title: SVP, General Counsel & Secretary

/s/ John L. Workman
John L. Workman